Exhibit 23.2

Cawley, Gillespie & Associates, Inc.

PETROLEUM CONSULTANTS

6500 RIVER PLCAE BLVD, SUITE 3-200 AUSTIN, TEXAS 78730-1000 512-249-7000	306 WEST SEVENTH STREET, SUITE 302 FORT WORTH, TEXAS 76102-4987 817- 336-2461 www.cgaus.com	1000 LOUISIANA STREET, SUITE 1900 HOUSTON, TEXAS 77002-5008 713-651-9944

As independent petroleum engineers, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reserves report and audit letter relating to HighPeak Energy, Inc.’s proved oil and natural gas reserves estimates and associated estimates of future net revenues and their present value as of December 31, 2024. We also consent to the references to our firm contained in the Registration Statement, including in the related prospectus under the caption “Experts.”

CAWLEY, GILLESPIE & ASSOCIATES, INC. Texas Registered Engineering Firm /s/ W. Todd Brooker
W. Todd Brooker, P.E. President

Austin, Texas

November 4, 2025